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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENENT ACCOUNTANTS

The Board of Directors
About.com, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-30562, 333-93303, 333-91555 and 333-74931) of About.com, Inc.
and subsidiaries of our report dated January 24, 2000, relating to the consolidated balance sheets of About.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of About.com, Inc.

                                          /s/ KPMG LLP

New York, New York
March 29, 2000